AMENDMENT NO. 3
TO
SUBADVISORY AGREEMENT


      This AMENDMENT NO. 3 TO SUBADVISORY
AGREEMENT is dated as of March 23, 2017, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the "Adviser"), and GOLDMAN
SACHS ASSET MANAGEMENT INTERNATIONAL (the
"Subadviser").

W I T N E S S E T H:

      WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

      WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 1, 1999, as amended from time to time (the "Subadvisory Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (the "Portfolios") of the Trust, as listed on Schedule A of the Subadvisory Agreement;

      WHEREAS, the parties wish to amend the Subadvisory
Agreement as set forth below; and

      WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The following provision is inserted in Section 1 of
the Subadvisory Agreement:

"In rendering the services required under this Subadvisory Agreement, the
Subadviser may, consistent with
applicable law and regulations, from time to time, employ, delegate, engage, or associate with such affiliated entities or otherwise use the resources of one or more affiliated investment advisers that qualify as "participating affiliates," as such term is used in relief granted by the staff of the Securities and Exchange Commission, and as identified in the Subadviser's Form
ADV, as it believes necessary to assist it in carrying out its obligations under this Subadvisory Agreement; provided, however, that, in the case of any such delegation that involves any such entities or persons serving as an "investment adviser" to the Portfolio within the meaning of the Investment Company Act of 1940, as amended, such delegation must meet the requirements of Section 15(a) of said Act and related guidance of, or exemptive orders issued by, the staff of the Securities and Exchange Commission.
The Subadviser shall remain liable for the performance of the Subadviser's obligations hereunder and for the acts and omission of such other persons or entities."

2.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.	Capitalized terms used but
not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA ASSET
MANAGEMENT, LLC



	By:_______________________________________
				Name:	John T. Genoy
				Title:	Senior Vice President


GOLDMAN SACHS
ASSET
MANAGEMENT
INTERNATIONAL



	By:_______________________________________
				Name:	Andrew Wilson
				Title:	Managing Director





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